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                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

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

                                              Quarter ended                         Fiscal year ended
                                               December 31,                            September 30,
                                              --------------      ----------------------------------------------------
                                              2002      2001       2002       2001         2000        1999       1998
                                              ----      ----       ----       ----         ----        ----       ----

Income from continuing operations
   before income taxes...............        2,618     4,377     11,772     20,410        7,882      35,776     41,127
Minority interest in earnings........          645       753      2,605      4,099        2,058           -          -
Income from equity investments.......            -       (87)      (729)      (250)         (30)          -          -

Fixed charges:
   Interest expense*.................        3,338     3,315     12,816     14,736       18,632      20,226     16,871
   Interest factor of rent expense...           42        42        168        152          128         136         60
                                             -----     -----     ------     ------       ------     -------    -------
          Fixed charges .............        3,380     3,357     12,984     14,888       18,760      20,362     16,931
                                             -----     -----     ------     ------       ------     -------    -------
Cash from equity investments.........           33         -      1,106          -            -           -          -
                                             -----     -----     ------     ------       ------     -------    -------
          Net .......................        6,676     8,400     27,738     39,147       28,670      56,138     58,058
                                             -----     -----     ------     ------       ------     -------    -------
Ratio of earnings from continuing
   operations to fixed charges
   (times) ..........................          2.0       2.5       2.14       2.63         1.53        2.76       3.43

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* INCLUDES AMORTIZATION OF DEFERRED FINANCING COSTS